Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Susan Hubbard
EVP, Public Affairs & Investor Relations
Exelixis, Inc.
650-837-8194
shubbard@exelixis.com
EXELIXIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
- Total Revenue of $228.6 million for the Fourth Quarter of 2018, $853.8 million for the Full Year 2018 -
- Cabozantinib Franchise Net Product Revenue of $176.2 million for the Fourth Quarter of 2018,
$619.3 million for the Full Year 2018 -
- GAAP Diluted EPS of $1.15 for the Fourth Quarter of 2018, $2.21 for the Full Year 2018 -
- Non-GAAP Diluted EPS of $0.37 for the Fourth Quarter of 2018, $1.43 for the Full Year 2018 -
- Conference Call and Webcast Today at 5:00 P.M. Eastern Standard Time -

ALAMEDA, CA. - February 12, 2019 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and full year 2018 and provided an update on progress toward fulfilling its key corporate objectives, as well as commercial and clinical development milestones.

The company reported total revenues of $228.6 million in the fourth quarter and $853.8 million for the full year 2018. Total revenues included cabozantinib net product revenues of $176.2 million for the fourth quarter and $619.3 million for the full year 2018. Total revenues for the fourth quarter and full year 2018 also included the recognition of $29.6 million and $164.4 million, respectively, of milestones from the company’s commercial collaboration partners, Ipsen Pharma SAS (Ipsen), Takeda Pharmaceutical Company Ltd. and Daiichi Sankyo Company, Limited (Daiichi Sankyo).

The company reported GAAP net income of $360.1 million, or $1.15 per diluted share, for the fourth quarter and $690.1 million, or $2.21 per diluted share, for the full year 2018. The company reported non-GAAP net income of $116.0 million, or $0.37 per diluted share, for the fourth quarter and $446.0 million, or $1.43 per diluted share, for full year 2018. Non-GAAP net income includes the current-period income tax provision of $0.4 million for the fourth quarter and $6.1 million for the full year 2018, but excludes the non-cash income tax benefit of $244.1 million recorded during the fourth quarter 2018 related to the release of substantially all of the valuation allowance associated with the company’s deferred tax assets as of December 31, 2018.

“Exelixis achieved strong financial performance in 2018, with solid growth in cabozantinib net product revenue, total revenue, and importantly, earnings per share and cash on hand,” said Michael M. Morrissey, Ph.D.,

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President and Chief Executive Officer of Exelixis. “With cabozantinib now a global and growing oncology franchise, we have the resources to match our commitment to expand the opportunity for the medicine with a new wave of pivotal trials, including COSMIC-311 and COSMIC-312, and numerous additional studies we anticipate will initiate in 2019. During the past year, we also started to build out our early-stage pipeline by signing in-licensing agreements with StemSynergy Therapeutics and Invenra, and advanced our in-house discovery activities, culminating with today’s announcement of the initiation of phase 1 clinical evaluation of XL092, the first Exelixis compound to emerge from our reinitiated drug discovery operations at our new Alameda headquarters.”

Dr. Morrissey continued: “This momentum has continued as we’ve headed into 2019. CABOMETYX received its latest FDA approval to treat patients with hepatocellular cancer who have received prior sorafenib, and our team is hard at work bringing this important new treatment option to patients. In addition, MINNEBRO, a Daiichi Sankyo product that was discovered through a collaboration with Exelixis, was approved in Japan to treat hypertension, providing us with yet another source of future milestone and royalty revenue. As Exelixis enters its twenty-fifth year, I’m proud to say we’ve moved through challenging times to come full circle: we are back to our research roots, paired now with our proven development and fully realized commercial engines. Our business — and commitment to improving the lives of patients with cancer — has never been stronger.”

Fourth Quarter and Full Year 2018 Financial Results

Total revenues for the quarter ended December 31, 2018 were $228.6 million, compared to $120.1 million for the comparable period in 2017. Total revenues for the year ended December 31, 2018 were $853.8 million, compared to $452.5 million for the comparable period in 2017.

Total revenues included net product revenues of $176.2 million and $619.3 million for the quarter and year ended December 31, 2018, respectively, compared to $95.7 million and $349.0 million for the comparable periods in 2017. The increase in net product revenues reflected the continued growth of CABOMETYX® (cabozantinib) in the U.S. for the treatment of advanced renal cell carcinoma (RCC).

Total revenues also include collaboration revenues of $52.4 million and $234.5 million for the quarter and year ended December 31, 2018, respectively, compared to $24.4 million and $103.5 million for the comparable periods in 2017. Collaboration revenues for the quarter and year ended December 31, 2018 included the recognition of milestone related revenues of $29.6 million and $164.4 million, respectively, compared to $10.0 million and $57.5 million for the comparable periods in 2017. Collaboration revenues also included additional license, research and development, royalty, and product supply revenues that were recognized from the company’s collaboration agreements, totaling $22.8 million and $70.1 million for the quarter and year ended December 31, 2018, respectively, compared to $14.4 million and $46.0 million for the comparable periods in 2017.

Research and development expenses for the quarter and year ended December 31, 2018 were $57.3 million and $182.3 million, respectively, compared to $32.2 million and $112.2 million for the comparable periods in 2017. The increase in research and development expenses was primarily related to increases in clinical trial costs and personnel expenses. The increase in clinical trial costs was primarily due to costs associated with: CheckMate 9ER, a phase 3 pivotal trial of cabozantinib plus nivolumab in patients with previously untreated RCC that is being conducted with Bristol-Myers Squibb Company; COSMIC-311, a phase 3 pivotal trial of cabozantinib in patients with radioiodine (RAI)-refractory differentiated thyroid cancer (DTC) who have progressed after prior VEGFR-targeted therapy; COSMIC-021, a phase 1b dose escalation study that is evaluating the safety and tolerability of cabozantinib in combination with Roche’s atezolizumab in patients with locally advanced or metastatic solid tumors; COSMIC-312, a phase 3 pivotal trial evaluating cabozantinib in combination with atezolizumab versus sorafenib in previously untreated advanced hepatocellular carcinoma (HCC); and the

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preparation for further phase 3 pivotal trials that are expected to be initiated in the coming months. The increase in personnel expenses was primarily due to increases in headcount to support the company’s expanded development and discovery efforts.

Selling, general and administrative expenses for the quarter and year ended December 31, 2018 were $52.4 million and $206.4 million, respectively, compared to $46.3 million and $159.4 million for the comparable periods in 2017. The increase in selling, general and administrative expenses was primarily related to increases in expenses for personnel, marketing and stock-based compensation. The increase in personnel expenses was primarily due to increases in general and administrative headcount to support the company’s commercial and research and development organizations. The increase in marketing expenses was primarily due to increases in marketing activities in support of the expanded RCC indication and the anticipated launch in HCC. The increase in stock-based compensation was primarily due to the increase in headcount.

Income tax benefit (provision) for the quarter and year ended December 31, 2018 was $243.7 million and $238.0 million, respectively, compared to $(0.4) million and $(4.4) million for the comparable periods in 2017. The change in income taxes was primarily related to the fourth quarter 2018 release of substantially all of the valuation allowance against the company’s deferred tax assets. The decision to release the valuation allowance was made after the company determined that it was more likely than not that these deferred tax assets would be realized. Due to the release of the valuation allowance in 2018, starting in 2019, the company will record income taxes on GAAP income using an estimated effective tax rate (see “2019 Financial Guidance” below).

GAAP net income for the quarter ended December 31, 2018 was $360.1 million, or $1.20 per share, basic and $1.15 per share, diluted, compared to GAAP net income of $38.5 million, or $0.13 per share, basic and $0.12 per share, diluted, for the comparable period in 2017. Net income for the year ended December 31, 2018 was $690.1 million, or $2.32 per share, basic and $2.21 per share, diluted, compared to $154.2 million, or $0.52 per share, basic and $0.49 per share, diluted, for the comparable period in 2017. The increase in net income for the quarter is primarily related to the income tax benefit associated with the release of substantially all of the valuation allowance against the deferred tax assets described above in addition to increases in net product and collaboration revenues, offset by increases in research and development and selling, general and administrative expenses. In addition to the income tax benefit, the increase in net income for the full year 2018 was primarily the result of increases in net product and collaboration revenues, partially offset by increases in research and development and selling, general and administrative expenses.

Non-GAAP net income for the quarter and year ended December 31, 2018 was $116.0 million, or $0.39 per share, basic and $0.37 per share, diluted and $446.0 million or $1.50 per share, basic and $1.43 per share, diluted, respectively. Non-GAAP net income includes the current-period income tax provision of $0.4 million for the fourth quarter and $6.1 million for the full year 2018, but excludes the non-cash income tax benefit related to the release of substantially all of the valuation allowance against the company’s deferred tax assets described above.

Cash and cash equivalents, short- and long-term investments and short- and long-term restricted cash and investments totaled $851.6 million at December 31, 2018, compared to $457.2 million at December 31, 2017.

Non-GAAP Financial Measures

The company believes that the presentation of non-GAAP measures is useful to investors because it excludes a non-cash tax benefit that resulted from the release of substantially all of the valuation allowance against the company’s deferred tax assets. Management believes that presentation of operating results that excludes this item provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of operating results across reporting periods. Management also believes that

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this supplemental non-GAAP information is useful to investors in analyzing and assessing the company’s past and future operating performance.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand the company’s business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.

2019 Financial Guidance

The company is providing the following financial guidance for 2019. Cost of goods sold are expected to be between 4 percent and 5 percent of net product revenues. Research and development (R&D) expenses are expected to be between $285 million and $315 million and includes non-cash expenses related to stock-based compensation of $20 million. Selling, general and administrative (SG&A) expenses are expected to be between $220 million and $240 million and includes non-cash expenses related to stock-based compensation of $35 million. Guidance for the effective tax rate in 2019 is between 21 percent and 23 percent.

Cabozantinib Highlights

Strong Growth in Cabozantinib Franchise Net Revenues. Net product revenues generated by the cabozantinib franchise were $176.2 million during the quarter ended December 31, 2018, an increase of 84 percent year-over-year. During the fourth quarter of 2018, CABOMETYX generated $171.6 million in net product revenues and COMETRIQ® (cabozantinib) capsules for the treatment of patients with progressive, metastatic medullary thyroid cancer generated an additional $4.6 million in net product revenues. Net product revenues for the year ended December 31, 2018 were $619.3 million, an increase of 77 percent year-over-year.

Initiation of COSMIC-311, a Phase 3 Pivotal Trial of Cabozantinib in Patients with RAI-refractory DTC. In October, Exelixis announced the initiation of COSMIC-311, a multicenter, randomized, double-blind, placebo-controlled phase 3 pivotal trial designed to enroll approximately 300 patients at approximately 150 sites globally. The co-primary endpoints of the trial are progression-free survival (PFS) and objective response rate. The American Cancer Society estimates that approximately 54,000 new cases of thyroid cancer will be diagnosed in the United States in 2018.1 DTC accounts for approximately 90 percent of all thyroid cancers.2 Approximately 5 to 15 percent of differentiated thyroid tumors are resistant to RAI treatment.3

Cabozantinib Data at the European Society for Medical Oncology (ESMO) 2018 Congress. In October, data from clinical trials of cabozantinib were featured in 13 presentations at the ESMO 2018 Congress in Munich, Germany. Notable results included further analyses from the CELESTIAL phase 3 pivotal trial, as well as single-agent and combination data for cabozantinib in a variety of tumor types and disease settings. One poster presentation highlighted results from the dose-escalation stage of the phase 1b COSMIC-021 study of cabozantinib in combination with atezolizumab in previously untreated advanced RCC, demonstrating that this therapy combination was well-tolerated and showed encouraging anti-tumor activity in advanced RCC. A second poster discussion detailed the effect of PD-L1 status on clinical outcomes with cabozantinib in advanced RCC in the CABOSUN and METEOR trials, showing improved outcomes regardless of PD-L1 expression relative to sunitinib or everolimus, the respective comparator arms for each trial. Another poster presentation evaluated
1 American Cancer Society, Key Statistics for Thyroid Cancer, https://www.cancer.org/cancer/thyroid-cancer/about/key-statistics.html, accessed February 2019.
2 Cooper DS, et al, 2009, Revised American Thyroid Association management guidelines for patients with thyroid nodules and differentiated thyroid cancer, The American Thyroid Association (ATA) Guidelines Taskforce on Thyroid Nodules and Differentiated Thyroid Cancer, Thyroid, 19:1167-1214.
3 Worden F. 2014, Treatment strategies for radioactive iodine-refractory differentiated thyroid cancer. Ther Adv Med Oncol. 6:267-279.

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the activity of cabozantinib in patients with advanced RCC who had progressed on immune checkpoint inhibitor (ICI) therapy, finding that cabozantinib was active in patients previously treated with ICIs, either alone or in combination with anti-VEGF or other therapies.

CABOMETYX as a Treatment for Advanced RCC Approved in Brazil and Taiwan. In October, Ipsen received approvals from both the Agência Nacional de Vigilância Sanitária in Brazil for CABOMETYX as a treatment for both previously treated and previously untreated advanced RCC and from the Taiwan Food and Drug Administration for CABOMETYX as a treatment for patients with advanced RCC who have received prior anti-angiogenic therapy.

European Commission (EC) Approves CABOMETYX for the Treatment of HCC in Patients Previously Treated with Sorafenib. In November, Ipsen announced approval by the EC of CABOMETYX as a monotherapy for the treatment of HCC in adults who have previously been treated with sorafenib. This approval allows for the marketing of CABOMETYX in this indication in all 28 member states of the European Union (EU), Norway and Iceland. Under the terms of the collaboration agreement with Ipsen, Exelixis received a milestone payment of $40.0 million for this approval in January 2019. The EC approval is based on results from the CELESTIAL trial of CABOMETYX in patients with advanced HCC who received prior sorafenib. In this phase 3 pivotal trial, CABOMETYX demonstrated a statistically significant and clinically meaningful improvement in overall survival (OS) versus placebo.

Initiation of COSMIC-312, a Phase 3 Pivotal Trial of Cabozantinib in Combination with Atezolizumab versus Sorafenib in Patients with Previously Untreated Advanced HCC. In December, Exelixis and Ipsen announced the initiation of COSMIC-312, a multicenter, randomized, controlled phase 3 pivotal trial that is designed to enroll approximately 640 patients at up to 200 sites globally. The co-primary endpoints of the trial are PFS and OS. An exploratory arm will also evaluate cabozantinib monotherapy in this first-line setting. HCC is the most common form of liver cancer, making up about three-fourths of the estimated nearly 42,000 new cases in the U.S. in 2018 and is the fastest-rising cause of cancer-related death in the U.S.4,5

U.S. Food and Drug Administration (FDA) Approval of CABOMETYX Tablets for Previously Treated HCC. In January 2019, Exelixis announced the FDA approval of CABOMETYX for the treatment of patients with HCC who have been previously treated with sorafenib. As with the EC’s approval in the EU, the FDA’s approval of CABOMETYX was based on results from the CELESTIAL phase 3 pivotal trial of CABOMETYX in patients with advanced HCC who received prior sorafenib.

Cabozantinib Data at the 2019 American Society for Clinical Oncology Gastrointestinal Cancers Symposium (ASCO-GI). In January 2019, data from clinical trials of cabozantinib were featured in five presentations at ASCO-GI in San Francisco, including further analyses from the CELESTIAL phase 3 pivotal trial.

Corporate Highlights

MINNEBRO™ Receives Regulatory Approval for the Treatment of Hypertension in Japan. In January 2019, Exelixis’ partner Daiichi Sankyo announced that MINNEBRO (esaxerenone) tablets had received approval from the Japanese Ministry of Health, Labour and Welfare as a treatment for patients with hypertension. MINNEBRO is a compound identified during the prior research collaboration between Exelixis and Daiichi Sankyo, which the companies entered into in March 2006, and has been subsequently developed by Daiichi Sankyo. Per the collaboration agreement, Exelixis will receive a $20.0 million milestone payment upon the first commercial sale
4, American Cancer Society: Cancer Facts and Figures 2018, Available at: https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/annual-cancer-facts-and-figures/2018/cancer-facts-and-figures-2018.pdf, Accessed February 2019.
5 Mittal S, El-Serag HB. Epidemiology of HCC: Consider the Population. Journal of Clinical Gastroenterology. 2013. 47:S2-S6.

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of MINNEBRO in Japan. Exelixis is eligible for additional commercialization milestone payments, as well as low double-digit royalties on sales of MINNEBRO.

Exelixis Files Investigational New Drug Application (IND) and Is Initiating Phase 1 Development of XL092. Today Exelixis announced it has submitted an IND to the FDA for XL092, a next-generation small molecule tyrosine kinase inhibitor targeting VEGF receptors, MET, and other kinases implicated in cancer’s growth and spread. Following FDA’s acceptance of the IND filing, the company plans to initiate a phase 1 dose escalation trial evaluating the pharmacokinetics, safety and tolerability of XL092 in patients with advanced solid tumors, with the primary objective of determining a dose for daily oral administration of XL092 suitable for further evaluation. Assuming positive data from the initial phase of the trial, the expansion phase is designed to further explore the selected dose of XL092 in individual tumor cohorts, where safety, tolerability, and initial clinical activity would be evaluated. XL092 is the first clinical candidate to emerge from Exelixis’ in-house laboratories since the company resumed its drug discovery activities.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal periods ended December 28, 2018 and December 29, 2017 are indicated as being as of and for the periods ended December 31, 2018 and December 31, 2017, respectively.

Conference Call and Webcast

Exelixis management will discuss the company’s financial results for the fourth quarter and full year 2018 and provide a general business update during a conference call beginning at 5:00 p.m. EST / 2:00 p.m. PST today, Tuesday, February 12, 2019.

To access the webcast link, log onto www.exelixis.com and proceed to the News & Events / Event Calendar page under the Investors & Media heading. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 855-793-2457 (domestic) or 631-485-4921 (international) and provide the conference call passcode 6681209 to join by phone.

A telephone replay will be available until 8:00 p.m. EST on February 14, 2019. Access numbers for the telephone replay are: 855-859-2056 (domestic) and 404-537-3406 (international); the passcode is 6681209. A webcast replay will also be archived on www.exelixis.com for one year.

About Exelixis

Founded in 1994, Exelixis, Inc. (Nasdaq: EXEL) is a commercially successful, oncology-focused biotechnology company that strives to accelerate the discovery, development and commercialization of new medicines for difficult-to-treat cancers. Following early work in model genetic systems, we established a broad drug discovery and development platform that has served as the foundation for our continued efforts to bring new cancer therapies to patients in need. Our discovery efforts have resulted in four approved products, CABOMETYX® (cabozantinib), COMETRIQ® (cabozantinib), COTELLIC® (cobimetinib) and MINNEBRO™ (esaxerenone), and we have entered into partnerships with leading pharmaceutical companies to bring these important medicines to patients worldwide. Supported by revenues from our marketed products and collaborations, we are committed to prudently reinvesting in our business to maximize the potential of our pipeline. We are supplementing our existing therapeutic assets with targeted business development activities and internal drug discovery — all to deliver the next generation of Exelixis medicines and help patients recover stronger and live longer. Exelixis is

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a member of the Standard & Poor’s (S&P) MidCap 400 index, which measures the performance of profitable mid-sized companies. For more information about Exelixis, please visit www.exelixis.com, follow @ExelixisInc on Twitter or like Exelixis, Inc. on Facebook.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ commitment to expand the opportunity for cabozantinib with a new wave of pivotal trials, including COSMIC-311 and COSMIC-312, and numerous additional studies Exelixis anticipates will initiate in 2019; the potential for MINNEBRO to provide Exelixis with another source of future milestone and royalty revenue; the potential that Exelixis will not realize its deferred tax assets; Exelixis’ guidance for 2019 costs of goods sold, R&D and SG&A expenses (including non-cash expenses related to stock-based compensation), and effective tax rate; the anticipated timing for receipt of a $20.0 million milestone payment from Daiichi Sankyo upon the first commercial sale of MINNEBRO in Japan; Exelixis’ eligibility for additional commercialization milestone payments, as well as low double-digit royalties on sales of MINNEBRO; Exelixis’ plans to initiate a phase 1 dose-escalation trial evaluating the pharmacokinetics, safety and tolerability of XL092 in patients with advanced solid tumors, as well as further explorations of XL092 in the expansion phase should data from the initial phase of the trial prove positive; and Exelixis’ plans to reinvest in its business to maximize the potential of the company’s pipeline, including through targeted business development activities and internal drug discovery. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the degree of market acceptance of CABOMETYX, COMETRIQ, COTELLIC and MINNEBRO in the territories where they are approved, and the availability of sufficient coverage and adequate reimbursement for these products; the effectiveness of CABOMETYX, COMETRIQ, COTELLIC and MINNEBRO in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; the potential failure of cabozantinib, cobimetinib, esaxerenone and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; risks and uncertainties related to regulatory review and approval processes, including that regulatory authorities may not approve Exelixis’ products as treatments for the indications in which approval has been sought; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib, cobimetinib or esaxerenone; Exelixis’ dependence on third-party vendors for the manufacture and supply of its products; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Exelixis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 1, 2018, and in Exelixis’ future filings with the SEC, including, without limitation, Exelixis’ Annual Report on Form 10-K expected to be filed with the SEC on February 22, 2019. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein.

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Exelixis, the Exelixis logo, CABOMETYX, COMETRIQ and COTELLIC are registered U.S. trademarks.
MINNEBRO is a Japanese trademark.
-see attached financial tables-

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EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Net product revenues	$176,225	$95,711	$619,279	$349,008
Collaboration revenues	52,377	24,361	234,547	103,469
Total revenues	228,602	120,072	853,826	452,477
Operating expenses:
Cost of goods sold	7,352	4,191	26,348	15,066
Research and development	57,271	32,204	182,257	112,171
Selling, general and administrative	52,377	46,278	206,366	159,362
Total operating expenses	117,000	82,641	414,971	286,567
Income from operations	111,602	37,431	438,855	165,910
Other income (expense), net:
Interest income	4,741	1,386	12,840	4,883
Interest expense	—	—	—	(8,679)
Other, net	29	101	397	(3,537)
Total other income (expense), net	4,770	1,487	13,237	(7,333)
Income before income taxes	116,372	38,918	452,092	158,577
Income tax benefit (provision)	243,717	(429)	237,978	(4,350)
Net income	$360,089	$38,489	$690,070	$154,227
Net income per share, basic	$1.20	$0.13	$2.32	$0.52
Net income per share, diluted	$1.15	$0.12	$2.21	$0.49
Shares used in computing net income per share, basic	299,409	296,021	297,892	293,588
Shares used in computing net income per share, diluted	312,443	313,342	312,803	312,003

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EXELIXIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2018	December 31, 2017 (1)
Cash and investments (2)	$851,621	$457,176
Working capital	$791,544	$369,704
Total assets	$1,422,286	$655,294
Total stockholders’ equity	$1,287,453	$284,961
_______________________________________

(1)	Derived from the audited consolidated financial statements.

(2)
Cash and investments include cash and cash equivalents, short- and long-term investments and short- and long-term restricted cash and investments. Long-term restricted cash and investments totaled $1.1 million as of December 31, 2018; Short- and long-term restricted cash and investments totaled $5.2 million as of December 31, 2017.

EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP net income	$360,089	$38,489	$690,070	$154,227
Adjustment:
Income tax benefit resulting from the release of the valuation allowance (1)	(244,111)	—	(244,111)	—
Non-GAAP net income	$115,978	$38,489	$445,959	$154,227
GAAP net income per share, basic	$1.20	$0.13	$2.32	$0.52
GAAP net income per share, diluted	$1.15	$0.12	$2.21	$0.49
Non-GAAP net income per share, basic	$0.39	$0.13	$1.50	$0.52
Non-GAAP net income per share, diluted	$0.37	$0.12	$1.43	$0.49
Shares used in computing net income per share, basic	299,409	296,021	297,892	293,588
Shares used in computing net income per share, diluted	312,443	313,342	312,803	312,003
_______________________________________

(1)	Represents the non-cash income tax benefit related to the release of substantially all of the valuation allowance against the company’s deferred tax assets on December 31, 2018.
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